O'COYNE & PHILLIPS P.S.
ATTORNEYS & COUNSELORS AT LAW
A Professional Services Corporation

* DOUGLAS M. O'COYNE, SR.					                        					LEGAL ASSISTANTS:
+ SCOTT A. NIEBLING				                              							MICHELLE L. HUNT
  ROBERT F. PHILLIPS  1929-1991		                  								THERESA SANDERSON


* Admitted to practice in Washington,
  Idaho & the U.S. Tax Court

+ Admitted to practice in Washington





December 11, 1997



RMX REIT, Inc.
Attn:  Board of Directors
220 West Mercer Street #400
Seattle, Washington  98119


RE:	RMX REIT, Inc.
   	Federal SB Offering
   	Usury Opinion


Gentlemen:

This opinion is furnished to you in connection with the federal registration under Rule SB of RMX REIT, Inc. ("RMX" hereinafter). CLS Financial Services, Inc., ("CLS" hereinafter), is the management company for RMX under a Management Contract. Under the marketing provisions of the Management Contract, CLS has agreed to sell Mortgage Paper Securities (the "loans") to RMX. CLS advertises and negotiates the terms of the loans, including the discount fee, directly with the Borrowers. CLS then originates the loans using its line of credit with a Bank and/or a private investor, closes the loans, escrows the loans with its affiliate company, Puget Sound Real Estate Services Group, Inc., ("PSRESG" hereinafter). Shortly thereafter a portion of the loans will be sold to RMX. All of the loans sold to RMX will consist of Promissory Notes secured by Deeds of Trust, Real Estate Contracts, Mortgages, and undivided fractional interests therein. Some of the loans will be secured either by (a) first lien on one to four family residential real properties located in the State of Washington, ("first lien loans") or junior liens on real property located in the State of Washington ("junior lien loans").



You have asked whether the interest rate charged on loans will be limited by the Washington State Usury Statute (Chapter 19.52 of the Revised Code of Washington). In expressing our opinion, we have (a) relied, as to matters of fact, on the representations contained in the Registration Statement of the Mortgage Paper Securities Offering on file with the Securities Division, of the Department of Financial Institutions for the State of Washington made by CLS Financial Services, Inc; and (b) we have reviewed the proposed forms of the Promissory Note, Deeds of Trust, Real Estate Contract, Mortgage and business purpose affidavit (the loan documents), which have been delivered to the Securities Division of the Department of Financial

Institutions in and for the State of Washington; and (c) assumed
(i) with respect to each loan, that the loan was originated by CLS and it was documented using those loan documents, and (ii) with respect to each junior lien loan, that the junior lien loan has been made primarily for an agricultural, commercial, investment, or a business purpose (hereinafter referred to as "Business Purpose") and (iii) with respect to each first lien loan, that the first lien is secured by a first lien on a one to four family residential property and (iv) that CLS is in fact in the business of brokering and otherwise conducting a lending business and (v) that the total annual volume of new loans made by CLS and secured by residential real property (regardless of lien position), exceeds $1,000,000; and assumed that the Promissory Note is properly indorsed and delivered to RMX and the Deed of Trust, Mortgage or Real Estate Contract are properly assigned to RMX and Recorded in the County Auditor's Office.



Based on and subject to the foregoing, and so long as all of the assumptions set forth in the preceding paragraphs remain true, it is our opinion with regard to first lien loans that (1) CLS meets the definition of a creditor contained in 15 USC 1602(f), which is incorporated into the definition of federally related mortgage loans by 12 USC 1735(f)-5(b)(2)(D), and that (2) said loans are federally preempted from Washington Usury Law under the provisions of the Depository Institution of Deregulation and Monetary Control Act of 1980 ("DIDMA"). Consequently after the loan is properly assigned to RMX and in the event of a default by a borrower in performing certain obligations set forth in one of the loans described above, the borrower would not be entitled to raise usury as a defense under RCW 19.52 et seq. It is our opinion with regard to second lien loans that, in event of a default by a borrower in performing the obligations set forth above in one of the second lien loans, the borrower would not be entitled to raise the defense of usury under RCW 19.52 et seq. RMX would be able to enforce the terms of the Promissory Note or elect to foreclose on the real property nonjudicially or judicially consistent with the applicable provisions of Chapter 61 of the Revised Code of Washington.



Any questions regarding this Opinion should be directed to the undersigned. The opinions expressed in this letter are limited to matters governed by the Federal Laws of the United States and the laws of the State of Washington, and we express no opinion as to the laws of any other jurisdiction. This Opinion is delivered to CLS Financial Services, Inc., and the Board of Directors of RMX REIT, Inc. in connection with the federal offering under Rule SB. This Opinion is not to be used or relied on by you or any other person for any other purpose.



Sincerely yours,



By:	Original Letter Signed
DOUGLAS M. O'COYNE, SR.
Attorney at Law
DOC/trs

cc: Board of Directors, RMX REIT, Inc.